Exhibit 99

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

October 11, 2006

MIDWEST AIR GROUP REPORTS SEPTEMBER PERFORMANCE

Milwaukee, Wisconsin, October 11, 2006 – Midwest Air Group, Inc. (AMEX: MEH) today reported September performance data for Midwest Airlines and Midwest Connect.

Midwest Air Group, Inc. – Performance Report
					Nine Months Ended
	September				September 30,
	2006	2005	% Change		2006	2005	% Change
Midwest Air Group
Scheduled Service Revenue Passenger Miles (000s)	296,159	262,112	13.0		3,081,873	2,500,559	23.2
Scheduled Service Available Seat Miles (000s)	416,498	393,685	5.8		4,002,063	3,459,470	15.7
Total Available Seat Miles (000s)	419,304	397,966	5.4		4,049,812	3,500,643	15.7
Load Factor (%)	71.1%	66.6%	4.5	pts.	77.0%	72.3%	4.7	pts.
Revenue Yield (estimate)	$0.1471	$0.1435	2.5		$0.1432	$0.1337	7.1
Passenger Revenue per Schd. Svc. ASM (estimate)	$0.1046	$0.0956	9.5		$0.1102	$0.0967	14.1
Total Revenue per Total ASM (estimate)	$0.1177	$0.1080	8.9		$0.1225	$0.1086	12.8
Number of Flights	8,697	8,961	(2.9)		82,994	78,879	5.2
Into-plane Fuel Cost per Gallon (estimate)	$2.22	$2.07	7.1		$2.19	$1.76	24.4

Midwest Airlines Operations
Origin & Destination Passengers	269,762	236,626	14.0		2,727,783	2,230,961	22.3
Scheduled Service Revenue Passenger Miles (000s)	275,359	241,639	14.0		2,884,271	2,319,666	24.3
Scheduled Service Available Seat Miles (000s)	385,559	362,035	6.5		3,713,988	3,173,310	17.0
Total Available Seat Miles (000s)	388,366	366,316	6.0		3,761,370	3,214,216	17.0
Load Factor (%)	71.4%	66.7%	4.7	pts.	77.7%	73.1%	4.6	pts.
Revenue Yield (estimate)	$0.1304	$0.1235	5.5		$0.1275	$0.1163	9.6
Passenger Revenue per Schd. Svc. ASM (estimate)	$0.0931	$0.0825	12.9		$0.0990	$0.0850	16.5
Total Revenue per Total ASM (estimate)	$0.1082	$0.0970	11.5		$0.1132	$0.0989	14.4
Average Passenger Trip Length (miles)	1,021	1,021	(0.0)		1,057	1,040	1.7
Number of Flights	4,300	3,960	8.6		40,336	33,839	19.2
Into-plane Fuel Cost per Gallon (estimate)	$2.21	$2.06	7.6		$2.18	$1.75	24.7

Midwest Connect Operations
Origin & Destination Passengers	64,447	69,127	(6.8)		625,333	620,214	0.8
Scheduled Service Revenue Passenger Miles (000s)	20,801	20,473	1.6		197,602	180,892	9.2
Scheduled Service Available Seat Miles (000s)	30,939	31,650	(2.2)		288,075	286,160	0.7
Total Available Seat Miles (000s)	30,939	31,650	(2.2)		288,442	286,427	0.7
Load Factor (%)	67.2%	64.7%	2.5	pts.	68.6%	63.2%	5.4	pts.
Revenue Yield (estimate)	$0.3683	$0.3794	(2.9)		$0.3719	$0.3572	4.1
Passenger Revenue per Schd. Svc. ASM (estimate)	$0.2476	$0.2454	0.9		$0.2551	$0.2258	13.0
Total Revenue per Total ASM (estimate)	$0.2783	$0.2680	3.8		$0.2861	$0.2407	18.9
Average Passenger Trip Length (miles)	323	296	9.0		316	292	8.3
Number of Flights	4,397	5,001	(12.1)		42,658	45,040	(5.3)
Into-plane Fuel Cost per Gallon (estimate)	$2.25	$2.15	4.2		$2.23	$1.82	22.7

Note: All statistics exclude charter operations except total available seat miles, total revenue per total available seat miles and into-plane fuel cost. Numbers may not recalculate due to rounding.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 47 cities. More information is available at midwestairlines.com.

###